EXHIBIT 10.8

AMENDED AND RESTATED LEASE AGREEMENT

WYNDCREST DD FLORIDA, INC.

This Amended and Restated Capital Lease Agreement (“Lease”), dated as of April 8th, 2010 (the “Commencement Date”), is made by and between City of Port St. Lucie, a Florida municipal corporation (“City”), by and through its City Council (the “Council”), and Wyndcrest DD Florida, Inc., a corporation organized under the laws of the State of Florida (“WDDF”).

WITNESSETH:

WHEREAS, City and WDDF have entered into that certain Grant Agreement, dated as of November 25, 2009, as amended (the “City Grant Agreement”), which provides, among other things, that City will lease to WDDF that certain real property more particularly described in Exhibit A, which consists of approximately fifteen acres of land (the “Site”), and lease to WDDF (i) the Site and a building located on the Site containing approximately 150,000 square feet (the “Permanent Facilities”), and (ii) up to Ten Million Dollars in equipment (the “Equipment”), all as more particularly described in the City Grant Agreement.

WHEREAS, the City entered into a Lease Agreement with WDDF on or about January 8, 2010;and

WHEREAS, the City and WDDF desire to amend and restate the Lease Agreement to incorporate certain financial terms and conditions, and to modify other provisions of the Lease: and

WHEREAS, the City Grant Agreement provides for up to Ten Million Dollars $10,000,000.00 in equipment (“Equipment”), said Equipment shall be provided or acquired during the construction of the Permanent Facilities; and

WHEREAS, the development of the Permanent Facilities will be funded through the issuance of debt instruments and/or bonds through the City; and

WHEREAS, the debt service including principal, interest and all costs associated with the debt instruments and bonds for the Permanent Facilities to be issued by the City pursuant to a Trust Indenture between the City and the Trustee named therein (the “Indenture”) shall be paid by WDDF through lease pajmients, in amounts sufficient to cover the cost of financing; and

WHEREAS, the City has assigned its rights to receive Lease Payments as such term is defined in the Indenture and its right to collect and enforce such Lease Payments by WDDF pursuant to the Indenture and an Assignment Agreement dated as of April 1, 2010, between the City and the Trustee.

JOSEPH E. SMITH, CLERK OF THE CIRCUIT COURT
SAINT LUICE COUNTY
FILE # 3462143 04/13/2010 AT 04:11 PM
OR BOOK 3187 PAGE 806 - 835 Doc Type: AGR
RECORDING: $256.50

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Lease, and intending to be legally bound, City and WDDF hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1Definitions.  All terms used in this lease, which are defined in the City Grant Agreement shall have the same meanings herein as therein. All terms used in this Lease, which are not otherwise defined herein, but are defined in the Indenture shall have the same meanings herein as therein.

1.2Rent Commencement Date.  Rent Commencement Date shall be the date of issuance of the final certificate of occupancy by the City, which shall be the rent start date.

1.3Interpretation.  Whenever used in this Lease, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever used in this Lease, unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Lease as a whole, and references herein to Sections refer to specified sections of this Lease. The term “including” when used herein shall be deemed to mean “including, without limitation” and “including, but not limited to.” All Exhibits attached hereto are incorporated herein by reference.

ARTICLE 2
BASIC LEASE PROVISIONS

2.1Term of Lease.  The tenn of this Lease shall commence upon execution of this Agreement. The initial term of the Lease shall only be for the vacant ground during construction of the Permanent Facilities.

Upon issuance of the Certificate of Occupancy, the rent commencement date shall start. The term of the Lease shall run twenty years firom the rent commencement date, or until all debt associated with the issuance of debt instruments and/or bonds by the City for this project shall be paid in full.

2.2Description of Leased Property.  Subject to the terms and conditions of this Lease and the City Grant Agreement, City hereby leases to WDDF, and WDDF rentsfi-omCity, the Site as more particularly described in the attached Exhibit “A”, the Equipment and the Permanent Facilities (collectively, the “Leased Property”).

The City shall receive a full accounting/inventory of all Equipment acquired with the Ten Million dollar equipment fund contained within the debt financing for the leased property so that the City may file a UCC-1, to perfect the City’s security interest in said assets. The UCC-1 statement shall be filed with the Secretary of State. The full accounting/inventory shall be provided at the time of issuance of the certificate of occupancy. Ownership of all equipment shall be retained by the City during the term of this lease.

2.3Annual Rent.  WDDF shall pay the City an annual rent sufficient to cover the debt service cost, the cost of capitalized interest, the cost of the reserve debt fund, and all other costs associated with the issuance of debt instruments and/or bonds issued for this Project by the City. The debt service schedule is attached as Exhibit “B”. The annual rent payment calculation estimate is based upon the annual debt service schedule. The first rent payment shall be due from WDDF upon issuance of the certificate of occupancy, but no later than August 1, 2012, and annually thereafter on the first Business Day of such month, without notice or demand from the City. All Base Rent provided in this Section shall be paid by WDDF directly to the Trustee on behalf of the City.

  Pursuant to Florida Statutes, Section 159.30(i)(e), WDDF’s obligation to pay rent shall not be subject to cancellation, termination, or abatement by the Lessee until such payment of the bonds, or provision for such payment is made.

2.4Security Payment.WDDF shall pay a security payment annually in addition to the rent payment to the City. The security payment shall be equal to 1/12 the annual rent payments. Said payment shall be made until one year’s rent payment has been accrued as a security rent payment. WDDF’s obligation to pay the annual security payment shall cease upon the accrual by the City of an amount equal to the annual rent. The City shall maintain the security payment until the debt instruments/bonds are paid in full.

The City may use the security payment to pay any items which are the responsibility of WDDF, but not paid by WDDF, including but not limited to taxes, assessments and other fees including the payment of unreimbursed deposits by the City to replenish the Reserve Fund. In the event the City uses the security payment to pay any items which are the responsibility of WDDF, but not paid by WDDF, including but not limited to taxes, assessments and other fees and unreimbursed deposits by the City to the Reserve Fund, WDDF shall be required to continue making security payments until one year’s annual rent is accrued. The security payment shall be paid upon issuance of the certificate of occupancy and annually thereafter, without notice or demand from the City. Upon termination of this lease, the annual security payments shall be used to pay any amounts then due and outstanding to the City by WDDF. If there are excess funds after payment of all outstanding items, any remaining balance, shall be paid to WDDF within sixty (60) days following the termination of this Lease.

2.5Additional Rent.WDDF shall pay to the City the cost of insurance premiums, taxes, assessments, costs and fees paid for by the City, for which costs and fees are the responsibility of WDDF, but where said costs and fees are advanced by the City. In addition, any costs associated with the bonds as provided in the Indenture, including but not limited to the fees and costs of the Trustee, the Credit Facility Issuer, if any, costs of Ordinary Expenses and/or Extraordinary Expenses, the Rebate Amount, market value deficiencies in the Reserve Fund, and any amounts deposited by the City in the Reserve Fund pursuant to the Covenant, shall be paid by WDDF as Additional Rent directly to the Trustee for disbursement under the Indenture. Any costs contained herein, shall be paid by WDDF to the City or Trustee, as applicable within 30 days receipt of notice from the City or Trustee, as applicable. The City may deduct any costs contained herein from the security payment should WDDF fail to make the payments within 30 days.

2.6     “Triple Net”.  This Lease shall be deemed to be “triple net” without cost or expense to City of any nature whatsoever relating to the Leased Property, including, without limitation, those relating to taxes, if any, insurance, repair, maintenance, use, care or operation.

2.7     Taxes and Assessments.  WDDF shall pay all sales, use or rent taxes assessed by any governmental authority against the Basic Rent, if any, even if such tax is intended to be imposed by City. WDDF shall pay before delinquency all ad valorem and non-ad valorem taxes and assessments, whether general or special and all tangible or intangible personal property taxes and assessments of any kind or nature and any and all taxes and other charges that may be levied by any governmental authority against the Leased Property, WDDF’s leasehold interest in the Leased Property, WDDF’s leasehold improvements to or personal property located on the Leased Property, if this Lease or WDDF’s use of the Leased Property renders the Leased Property subject to same. WDDF shall have the right to contest the amount or validity of any tax or assessment payable by it by appropriate legal proceedings; provided, however, that no such right shall be deemed or construed to relieve, modify or extend WDDF’s covenant to pay any such tax or assessment (unless such legal proceedings operate to prevent the collection of the tax or assessment). The City agrees to cooperate with WDDF in obtaining waivers of ad valorem and non ad valorem real estate taxes from tiie City and from other jurisdictions, taxing authorities and agencies. The City also agrees that no impact fees will be charged by the City.

2.8Quiet Eajoyment.  City covenants that, subject to the terms and provisions hereof, WDDF shall and may peaceably and quietly have, hold and enjoy the Leased Property and all parts thereof for the term hereby granted without hindrance or interruption by City or any other person claiming by, through or under City.

2.9Deilverv of Possession of Site.  Upon issuance of the Certificate of Occupancy, the City shall deliver possession of the Site, the Permanent Facilities, and all equipment contained therein to WDDF, WDDF and its officers, employees, consultants, attorneys and/or other authorized representatives shall have the right to copies of all records of the City related to surveys, environmental assessment reports and other information concerning the condition of the Site, for the purposes of inspection.

2.10   Representations and Warranties of City.  As a material inducement to WDDF to enter into this Lease and to consummate the transactions contemplated hereby, City hereby represents and warrants to WDDF, as of the Commencement Date, as follows:

(a)      City is a Florida municipal corporation, which is located in St. Lucie County.

(b)City has all requisite power and authority to execute, deliver and perform this Lease.

(c)This Lease has been duly authorized by all necessary action of the City Council, executed and delivered by City and constitutes a valid and binding agreement of City, enforceable against City in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)Neither the (i) authorization, execution and delivery of this Lease; (ii) undertaking of any of the obligations set forth in this Lease by City; nor (iii) obligations imposed or the rights granted to WDDF pursuant to this Lease, confliet with, result in a breach or violation of, or constitute a default under (A) the City’s charter, code of ordinances, or administrative code, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which City is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to City.

(e)The authorization, execution, delivery and performance of this Lease by the City do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over the City or its assets or properties.

2.11   Tax Covenants

(a)       Special Definitions. When used in this Section, the following terms have the following meanings:

“Computation Date”  has the meaning  set forth  in  section  1.148-(b) of the Tax Regulations.

“Gross Proceeds” means any proceeds, as defined in section 1.148-l(b) of the Tax Regulations (referring to sale, investment and transferred proceeds), and any replacement proceeds, as defined in section 148-l(c) of the Tax Regulations of the Bonds.

“Nonpurpose Investments” means any investment property, as defined in Section 148(b) of the Code, in which Gross Proceeds of the Bonds are invested and that is not acquired to carry out the governmental purpose of the Bonds.

“Investment”  has  the  meaning  set  forth  in  section   1.148-l(b)  of  the  Tax Regulations.

“Rebate Amount”  has  the  meaning  set  forth  in  section  1.148-l(b)  of  the  Tax Regulations.

“Recovery Zone Facility Bonds “ means Recovery Zone Facility Bonds within the meaning of Section 1400U-3(b) o the Code.

“Tax Regulations” means the United States Treasury Regulations promulgated pursuant to sections 103 and 141 through 150 of the Code.

“Yield” of

(i)           any Investment has the meaning set forth in section 1.148-5 of the Tax Regulations; and

(ii)           any Recovery Zone Facility Bonds has the meaning set forth in section 1.148-4 of the Tax Regulations.

(b)           Recoveiy Zone Facility Bonds. The representations and covenants in this Section 2.11 and Section 6.05 of the Indenture apply only to Bonds of a series issued and sold as Recovery Zone Facility Bonds, such as the Series 201 OB Bonds.

WDDF further covenants that (i) it will take or cause to be taken such actions that may be required of it for the Bonds to qualify and remain qualified as Recovery Zone Facility Bonds, (ii) WDDF will not take or authorize to he taken any actions that would adversely affect the status of the Bonds as Recovery Zone Facility Bonds, and (iii) WDDF, or persons acting for it, will, among other acts of compliance, (A) apply the Gross Proceeds of the Bonds to the governmental purpose of the borrowing in such manner and to such extent as may he necessary so that the Bonds will qualify as Recovery Zone Facility Bonds, (B) restrict the Yield on Investments of Gross Proceeds, (C) make timely and adequate payments to the federal government, (D) maintain books and records and make calculations and reports and (E) refrain from certain uses of Gross Proceeds, and, as applicable, of property financed with such Gross Proceeds, all in such manner and to the extent necessary to assure that the Bonds are and remain Recovery Zone Facility Bonds.

(c)           Not to Cause Interest to Become Taxable. WDDF shall not use, permit the use of, or omit to use Gross Proceeds or any other amounts (or any property the acquisition, construction or improvement of which is to be financed directly or indirectly with Gross Proceeds) in a manner that if made or omitted, respectively, would cause the interest or any of the Bonds to become includable in the gross income of the owner thereof for federal income tax purposes. Without limiting the generality of the foregoing, unless and until WDDF receives a written opinion of Bond Counsel to the effect that failure to comply with such covenant will not adversely affect the exemption from federal income tax of the interest on any Recovery Zone Facility Bond, WDDF or the City, as the case may be, shall comply with each of the specific covenants in this Section 2.11 and Section 6.05 of the Indenture.

(d)           Not to Invest Higher Yield. Except as would not cause any Bond to become an “arbitrage bond” within the meaning of section 148 of the Code and Tax Regulations and rulings thereunder, WDDF shall not at any time prior to the final maturity of the Bonds directly or indirectly invest Gross Proceeds in any investment if as a result of such investment the Yield of any Investment acquired with Gross Proceeds of an issue of Bonds, whether then held or previously disposed of, would materially exceed the Yield of such Bonds within the meaning of said section 148.

(e)            Not federally Guaranteed. Except to the extent permitted by section 149(b) of the Code and the Tax Regulations and rulings thereunder, WDDF shall not take or omit to take any action that would cause any Bond to be “federally guaranteed” within the meaning of section 149(b) of the Code and the Tax Regulations and rulings thereunder.

(f)             Bonds Not Hedge Bonds.

(i)           WDDF represents that no Bonds issued hereunder will become “hedge bonds” within the meaning of section 149(g) of the Code.

(ii)           Without limitation of paragraph (i) above, on the date of issuance of the Bonds WDDF will reasonably expect that at least 85% of the spendable proceeds of the Bonds will be expended within the three-year period commencing on the date of issuance, and WDDF covenants that at no time will more than 50% of the proceeds of the Bonds be invested in Nonpurpose Investments having a substantially guaranteed Yield for a period of four years or more.

(g)           Rebate Fund.

(i)           In addition to the other funds and accounts created pursuant to the Indenture, the Trustee will establish and maintain a fund separate from any other fund or account established and maintained under the Indenture designated the “Rebate Fund” (the “Rebate Fund”). Within the Rebate Fund, the Trustee will maintain such accounts or subaccounts as are specified in a written request of the City to the Trustee. The Trustee will deposit moneys in the Rebate Fund pursuant to a written request of the City. Subject to the transfer provisions provided in subparagraph (v) below, all money at any time deposited in the Rebate Fund will be held by the Trustee in trust, to the extent required to satisfy the Rebate Amount, for payment to the federal government of the United States of America, and none of the City, WDDF, the Trustee or the Owner of any Bond shall have any right in or claim to such money. All amounts deposited into or on deposit in the Rebate Fund shall be governed by Section 2.11, Section 6.05 of the Indenture and by the Tax Certificate (which is incorporated herein by reference). The Trustee will be deemed conclusively to have complied with the provisions of Section 6.05 and the Tax Certificate if it follows the written request of the City, including supplying all necessary information requested by the City, and except as otherwise expressly provided herein, shall not be required to take any actions hereunder in the absence of written directions by the City, and shall have no liability or responsibility to enforce compliance by the City with the terms of the Tax Certificate or this Section. The Trustee agrees to comply with all written requests of the City given pursuant to the Tax Certificate.

(ii)           Upon a written request of the City, an amount will be deposited into the Rebate Fund by the Trustee from deposits by the City or WDDF, if and to the extent required, so that the balance of the amount on deposit thereto shall be equal to the Rebate Amount. The City will provide the Trustee with written evidence that the computation of the Rebate Amount has been made.

(iii)           The Trustee shall have no obligation to rebate any amounts required to be rebated pursuant to the Indenture, other than from moneys held in the funds and accounts created therein or from other moneys provided to it by the City or WDDF.

(iv)           The Trustee will invest all amounts held in the Rebate Fund in Permitted Investments as directed by a written request of the City. Money, including investment earnings, shall not be transferred from the Rebate Fund except as provided in subparagraph (v) below.

(v)           Upon receipt of a written request of the City, the Trustee will remit part or all the amounts in the Rebate Fund to the United States of America, as so directed. In addition, if the City so directs, the Trustee will deposit moneys into or transfer money out of the Rebate Fund from or into such accounts or fund as directed by the written request of the City. At the written direction of the City, any funds remaining in the Rebate Fund in excess of the Rebate Amount as of the end of any Bond Yecir shall be transferred pro rata based on the aggregate principal amount of Outstanding Bonds of a Series to the Interest Accounts of the Bond Funds.

(vi)           Notwithstanding any other provision hereof, including, in particular, Article X of the Indenture, the obligation to remit the Rebate Amount to the United States and to comply with all other requirements of the indenture and the Tax Certificate shall survive the defeasance or payment in full of the Bonds.

(h)  Rebate of Arbitrage Profits. Excepts to the extent otherwise provided in section 148(f) of the Code and the Tax Regulations and rulings thereunder:

(i)           The City and WDDF, each as applicable, shall account for all Gross Proceeds (including all receipts, expenditures and investments thereof) on their book of account separately and apart from all other funds (and receipts, expenditures and investments thereof) and shall retain all records of accounting for at least three years after the day on which the last of the Bonds is discharged. However, to the extent permitted by law, the City or WDDF may commingle Gross Proceeds of the Bonds with their other money, provided that the City or WDDF, as applicable, separately accounts for each receipt and expenditure of Gross Proceeds and the investments acquired therewith.

(ii)Not less frequently than each Computation Date, the City shall calculate the Rebate Amount with respect to each Series of Bonds in accordance with rules set forth in section 148(f) of the Code and Tax Regulation and rulings thereunder. The Trustee may rely conclusively upon the City’s determinations, calculations and certifications required by this Section. The Trustee will have no responsibility to independently make any calculation or determination or to review or City’s calculations hereunder. The City shall maintain a copy of the calculations with its official transcripts of proceedings relating to the issuance of the Bonds until three years after the final Computation Date.

(iii)In order to assure the excludability of the interest on the Bonds from the gross income of the owners thereof for federal income tax purposes, the City and WDDF, jointly and severally but without duplication, shall deposit in the Rebate Fund and cause the Trustee to pay to the United States the amount that when added to the future value of previous rebate payments made for the Bonds equals (A) in the case of a Final Computation Date as defined in section 1.148-3 (e)(2) of the Tax Regulations, one hundred percent (100%) of the Rebate Amount on such date; and (B) in the case of any other Computation Date, ninety percent (90%) of the Rebate Amount on such date. In all cases, such rebate payments shall be made by the City or WDDF (or by the Trustee at the direction of the City from amounts on deposit in the Rebate Fund) at that times and in the amounts as are or may be required by section 148(f) of the Code and the Tax Regulations and rulings thereunder, and shall be accompanied by Form 8038-T or such other forms and information as is or may be required by section 148(f) of the Code and the Tax Regulations and rulings thereunder for execution and filing by the City.

(iv)The City and WDDF shall exercise reasonable diligence to assure that no errors are made in the calculations and payments required by paragraphs (i) and (ii) above, and if an error is made, to discover and promptly correct such error within a reasonable amount of time thereafter (and in all events within one hundred eighty (180) days after discovery of the error), including payment to the United States of any additional Rebate Amount owed to it, interest thereon, and any penalty imposed under section 1.148-3(h) or other provision of the Tax Regulations.

(i)             Not to Divert Arbitrage Profits. Except to the extent permitted by section 148 of the Code and Tax Regulations and rulings thereunder, the City and WDDF shall not, at any time prior to the final maturity of the Bonds, enter into any transaction that reduces the amount required to be paid to the United States pursuant to subsection (h) and (i) of Section 6.05 of the Indenture because such transaction results in a smaller profit or a larger loss than would have resulted if the transaction had been at arm’s length and had the Yield not been relevant to either party.

2.12         Payment of Taxes and Compliance with Govemmental Regulations.  WDDF will pay and discharge or cause to be paid and discharged all applicable taxes, assessments and other govemmental charges that may be levied, assessed or charged upon the Project or any part thereof or upon the Lease Payments or any part thereof promptly as an when the same shall become due and payable. WDDF will duly observe and conform with all valid applicable regulations and requirements of any governmental authority relative to the use of the Project or any part thereof, but WDDF shall not be required to comply with any such regulations or requirements so long as the application or the validity thereof shall be contested in good faith.

2.13         Insurance Proceeds and Condemnation Awards.  The City and WDDF agree that the Trustee as provided in Section 6.07 of_the Indenture shall receive all moneys which may become due and payable under any insurance policies obtained pursuant to Section 4.5 hereof (other than worker’s compensation insurance required hereunder) and pursuant to any condemnation awards in a separate fund to be established and maintained by the Trustee and designated the “Insurance Proceeds and Condemnation Awards Fund,” and shall apply the proceeds of such insurance as provided in the Indenture. The Trustee will permit withdrawals of said proceeds from time to time upon receiving the Order of Disbursement of the City, stating that the City or WDDF has expended moneys or incurred liabilities in an amount equal to the amount therein requested to be paid over to it for the purpose of repair, reconstruction or replacement, and specifying the items for which such moneys were expended, or such liabilities were incurred, as provided in Section 6.07 of the Indenture.

2.14         Accounting Records and Reports.  WDDF will keep or cause to be kept proper books of record and accounts in which complete and correct entries shall be made of all transactions relating to the receipts, disbursements, allocation and application of the Revenues, and such books shall be available for inspection by the City or the Trustee (who shall have no duty to inspect), at reasonable hours and under reasonable conditions. WDDF shall also keep or cause to be kept such other information as is required under the Tax Certificate. The Trustee shall not have any responsibility to review such financial statements or information it receives, but shall retain such information solely as a repository for the Bondholders.

2.15         Other Liens.  The City and WDDF will keep the Project free from judgments and liens (except Permitted Encumbrances) and free from all claims, demands and encumbrances of whatsoever prior nature or character to the end that the security for the Bonds provided herein and in the Indenture will at all times be maintained and preserved free from any claim or liability which might hamper WDDF in conducting its business or interfere with WDDF’s use and occupancy of the Project, and the Trustee at its option (after first giving the City ten days’ written notice to comply therewith and failure of the City to so comply within such period) may defend against any and all actions or proceedings in which the validity hereof, or of the Indenture, is or might be questioned, or may pay or compromise any claim or demand asserted in any such action or proceeding; provided, however, that in defending such actions or proceedings or in paying or compromising such claims or demands the Trustee shall not in any event be deemed to have waived or released the City or WDDF from liability for or on account of any of its agreements and covenants contained herein or in the Indenture, or from its liability hereunder or_under the Indenture to defend the validity of the Indenture and the pledge of the Revenues made under the Indenture and to perform such agreements and covenants.

2.16         Contiauing Disclosure.  The City has undertaken all responsibility for compliance with continuing disclosure requirements, and WDDF shall have no liability to the Owners or any other person with respect to S.E.C. Rule 15c2-12. Provided, however, to the extent that WDDF is an “Obligated Person” and the City is required under S.E.C. Rule 15c2-12 to provide continuing disclosure with respect to WDDF, WDDF agrees to provide the City with the necessary information in order to comply with its obligations under S.E.C. Rule 15c2-12. Notwithstanding any other provision of the Indenture, failure of the City, WDDF or the Trustee to comply with the Continuing Disclosure Certificate shall not be considered an Event of Default under the Indenture; however, the Trustee, upon payment of its fees and expenses, including counsel fees and expenses, and receipt of indemnity satisfactory to it, at the request of any Participating Underwriter (as defined in the Continuing Disclosure Certificate) or the Owners of at least 25% aggregate principal amount of Outstanding Bonds, shall, or any Owner or Beneficial Owner may, take such actions as may be necessary and appropriate, including seeking mandate or specific performance by court order, to cause the City and/or WDDF to comply with its obligations, or to cause the Trustee to comply with its obligations under Section 6.11 of the Indenture.

2.17         Covenant Not To Impair Tax Status Of Bonds.  Neither the City nor WDDF shall take nor permit nor suffer to be taken nor fail to take any action within their control which action or failure to act would impair the exclusion, if applicable, from gross income for federal income tax purposes of the Interest Portion of the Base Rent payments, including the calculation and payment of any rebate necessary as described in Section 6.05 of the Indenture to preserve the exclusion, if applicable, from gross income for federal income tax purposes of the Interest Portion of the Base Rent payments. Neither the City nor WDDF shall permit or direct the investment of any proceeds of the Tax-Exempt Bonds or the Lease Payments in such a manner that would result in the Tax-Exempt Bonds or the Lease being characterized as “arbitrage bonds” under Section 148 of the Code. The City and WDDF will comply with the provisions of the arbitrage certificate and the exhibits thereto executed by the City which relates to the issuance of the series of Tax-Exempt Bonds. The Indenture shall not be construed to constrain in any manner the ability of the Trustee to sell or dispose of the Project upon the occurrence of an Event of Default under Section 8.01(a) of the Indenture.

2.18         Fees, Charges and Expenses of Trustee. Registrar and Paying Agent.  The Trustee, the Registrar and the Paying Agent shall be entitled to payment or reimbursement for reasonable fees for Ordinary Services rendered hereunder and under the Indenture_and for all advances, counsel fees and other Ordinary Expenses reasonably and necessarily paid or incurred by them in connection with the provision of Ordinary Services from moneys available for such purpose in the Bond Fund for which fees WDDF and the City hereby agree to indemnify against and hold the Trustee harmless. For purposes hereof, fees for Ordinary Services provided for by their respective standard fee schedule shall be considered reasonable. In the event that it should become necessary for any of them to perform Extraordinary Services, they shall be entitled to reasonable extra compensation therefore and to reimbursement for reasonable and necessary Extraordinary Expenses incurred in connection therewith unless occasioned by their neglect or misconduct. The Trustee has been furnished a schedule attached to the Indenture as Exhibit “C” of the amounts required to be on deposit in the Bond Fund on each Interest Payment Date in order to meet future Debt Service Payments on the Series 2010 Bonds. Following an event of default, the Trustee shall have a first charge against the trust estate described here in the Indenture for its fees and expenses.

ARTICLE 3

CONSTRUCTION OF THE PERMANENT  FACILITIES

3.1     Acquisition of Site.  The City shall acquire the WDDF Campus from Horizons Acquisitions 5, LLC pursuant to the terms of the Purchase and Sale Agreement. At least five (5) days prior to the Commencement Date of this Lease, the City shall deliver to WDDF copies of all documents obtained by the City in connection with its acquisition of the Site, including, without limitation, title information, surveys, environmental assessment reports, soil and ground water samples and all other information concerning the condition of the site.

3.2     Authorized Uses for WDDF Campus.  WDDF shall be authorized to utilize WDDF Campus for the purposes set forth in Section 4.1 ; and in addition, WDDF shall be authorized to lease or sublease portions of the Permanent Facilities to for-profit and not-for-profit entities for the uses authorized herein and in accordance with the terms of the Lease (collectively, the “Authorized Uses”).

3.3     Planning and Design of WDDF Campus and Permanent Facilities.  City shall consult with WDDF in the planning and design of the WDDF Campus and the Permanent Facilities. The parties shall mutually agree upon the architect selected to design the Permanent Facilities and the architectural criteria for the WDDF. The parties further agree that, if the cost estimates for construction of the Permanent Facilities exceed the Maximum Cost, WDDF and City shall have the right to conduct value engineering to reduce such cost estimates to the Maximum Cost; provided, however, that any such value engineering shall not modify the design of the Permanent Facilities in a manner that would reasonably be expected to jeopardize WDDF’s ability to operate as a technology and entertainment focused animated film, video game, visual effects, post production and/or related functions development studio and satisfy its obligations under the State Funding Agreement and hereunder. The parties acknowledge and agree that WDDF shall have no obligation to fund any construction costs for the Permanent Facilities. The parties acknowledge and agree that the City shall have no obligation to fund any construction costs beyond the $21,800,000.00 budget for Permanent Facilities

3.4     Infrastructure to Serve WDDF Campus.  WDDF acknowledges and agrees that the Infrastructure required to serve the WDDF Campus will be designed and constructed by the City. All infrastructure cost required for the WDDF Campus shall be part of the maximum construction cost.

3.5     Construction of the WDDF Permanent Facilities.  (a) The Permanent Facilities shall consist of approximately 150,000 square feet of Gross Floor Area, subject however, to a reduction of the square footage upon mutual agreement of the City and WDDF. City shall use its best efforts to commence construction of the Permanent Facilities no later than April 1, 2010 and shall use its best efforts to complete construction of the Permanent Facilities no later than November 1, 2011. “Commencement of Construction” shall mean the commencement of site preparation (i.e. moving of dirt) for construction. “Completion of Construction” shall mean final completion of the Permanent Facilities in order that WDDF can occupy the WDDF Campus, and operate in accordance with the Authorized Uses, including, without limitation, the issuance of a certificate of occupancy by the City.

(b)     WDDF shall have the right to participate in all aspects of the design and construction of the Permanent Facilities. WDDF shall designate an individual to serve as its representative (the “WDDF Representative”), and the WDDF Representative and any other individuals designated by WDDF shall have complete access to the design documents, the construction documents and the construction site during all stages of construction. The City shall give WDDF advance notice of, and an opportunity to attend, all public hearings and all other meetings related to the design and/or construction. All proposed change orders to the plans and specifications shall be subject to the approval of WDDF and the City. WDDF shall approve or deny any requested Change Order within three days of receipt. If the changes are not approved or denied within 3 days, they shall be deemed approved. The City shall require the contractor to provide payment and performance bonds to the Permanent Facilities in accordance with the terms of the construction contract. Upon final completion of the Permanent Facilities, WDDF shall be provided with a set of as- built drawings for the Permanent Facilities, and the City shall assign to WDDF all construction warranties and all other contract rights under the construction contract.

3.6Force Majeure.  Either party may be excused for the period of any delay in the performance of any obligations contained herein when such delay is occasioned or caused by causes beyond the control of the party whose performance is so delayed and the time for performance shall be automatically extended for a like period. Such causes shall include without limitation, all labor disputes, judicial proceedings, civil disturbances, war, invasions, rebellions, sabotage, fires, floods, strikes, hurricanes or other acts of God.

ARTICLE 4
USE AND OCCUPANCY OF THE LEASED PROPERTY

4.1     Authorized Use of the Leased Property.  WDDF shall be authorized to utilize the Leased Property to (a) establish, operate and maintain an animated film, video game, visual effect or other post-production studio, including, (i) conducting training and outreach programs and (ii) performing ancillary services and related entertainment uses. WDDF shall not lease or sublease any portions of the leased property without the prior written consent of the City. Said consent shall not be unreasonably withheld or delayed, provided, however, that any lease or sublease of the Leased Property by WDDF shall not impair the tax-exempt status of any of the tax exempt Bonds issued to finance the construction of the Project.

4.2Waste or Nuisance.  WDDF shall not commit or suffer to be committed any waste upon the Leased Property or otherwise materially impair the value of City’s interest in the Leased Property.

4.3Compliance with Applicable Laws.  WDDF shall maintain and use the Leased Property in accordance with all applicable federal, state and local laws, ordinances, governmental rules and regulations whether now existing or hereafter enacted or promulgated.

4.4Utilities.  During the term of this Lease, WDDF shall procure all utilities and services necessary for the operation of the Leased Property and shall promptly pay all costs and expenses related to all utilities and services supplied to or used on the Leased Property, including, water, sewer, gas, electricity, telephone, trash collection, and irrigation services.

4.5Insurance.  The WDDF shall indemnify and hold harmless the City, and its Officers and their employees, from liabilities, damages, losses, and costs, including but not limited to, reasonable attorney’s fees, to the extent caused by the negligence, recklessness, or intentionally wrongful conduct of the design professional/WDDF of WDDF and all persons employed or utilized by the WDDF in the performance of this Lease.

WDDF shall, on a primary hasis and at its sole expense, agree to maintain in full force and effect at all times during the life of this Lease, insurance coverage, limits, including endorsements, as described herein. The requirements contained herein, as well as City’s review or acceptance of insurance maintained by WDDF are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by WDDF under this Contract.

The City of Port St. Lucie shall provide property insurance, including business income to cover the Lease Payments, business interruption, and equipment breakdown insurance for the building and equipment the City may own and lease to WDDF. If the property lies within a special flood hazard area, a flood policy will also be obtained through the National Flood insurance Program. WDDF shall be responsible for purchasing insurance for business personal property that is not owned or leased to WDDF by the City of Port St. Lucie.

WDDF shall agree to maintain Workers’ Compensation Insurance & Employers’ Liability in accordance with Chapter 440, Florida Statutes.

WDDF shall agree to maintain Business Automobile Liability at a limit of liability not less than $500,000 each occurrence for any auto including owned, non-owned and hired automobiles. In the event WDDF does not own any automobiles the Business Auto Liability requirement shall be amended allowing WDDF to agree to maintain only Hired & Non-Owned Auto Liability. This amended requirement may be satisfied by way of endorsement to the Commercial General Liability, or separate Business Auto Coverage form.

Commercial General Liability Insurance during the lifetime of this Contract shall have minimum limits of $1,000,000 per occurrence, $2,000,000 aggregate for Personal Injury, Bodily Injury, and Property Damage Liability and shall apply on a per location basis. Coverage shall respond as Primary. Coverage shall include Premises and/or Operations, Independent Contractors, Products and/or Complete Operations, Contractual Liability to cover the Indemnification agreement as set forth herein and Broad Form Property Damage Liability. Coverage is to include a Cross Liability or Severability of Interests provision as provided under the standard ISO form. Separation of Insureds Clause. All insurance policies shall be issued from a company or companies duly licensed by the State of Florida. All policies shall be on an occurrence-made basis; the City shall not accept claims-made policies.

Except as to Workers’ Compensation and Employers’ Liability, said Certificate(s) and policies shall clearly state that coverage required by the Contract has been endorsed to include the City of Port St. Lucie, a political subdivision of the State of Florida, its officers, agents and employees as Additional Insured with a CG 20 11- Managers or Lessors of Premises endorsement, or similar endorsement, to its Commercial General Liability. The name for the Additional Insured endorsement issued by the insurer shall read “City of Port St. Lucie, political subdivision of the State of Florida, its officers, employees and agents, and be location specific. The Certificate of Insurance and policy shall unequivocally provide thirty (30) days written notice to the City prior to any adverse changes, cancellation, or non-renewal of coverage thereunder. Said liability insurance must be acceptable by and approved by the City as to form and types of coverage.

WDDF shall agree by entering into this Lease to a Waiver of Subrogation for each required policy. When required by the insurer, or should a policy condition not permit an Insured to enter into a pre-loss Contract to waive subrogation without an endorsement WDDF shall agree to notify the insurer and request the policy be endorsed with a Waiver of Transfer of Rights of Recovery Against Others, or its equivalent.

In the event the premises are sublet, it shall be the responsibility of WDDF to ensure that all tenants comply with the same insurance requirements referenced above. Also, in the event WDDF hires any contractors to perform any form of work on premises, said contractors and any subcontractors shall furnish a Certificate of Insurance naming the City as Additional Insured as referenced above.

All deductible amounts shall be paid for and be the responsibility of WDDF for any and all claims under this Lease.

WDDF may satisfy the minimum limits required above for Commercial General Liability, Business Auto Liability, and Employer’s Liability coverage under Umbrella or Excess Liability. The Umbrella or Excess Liability shall have an Aggregate limit not less than the highest “Each Occurrence” limit for Commercial General Liability, Business Auto Liability, or Employer’s Liability. When required by the insurer, or when Umbrella or Excess Liability is written on “Non-Foliow Form,” the City shall be endorsed as an “Additional Insured.”

The City, by and through its Risk Management Department, reserves the right, but not the obligation, to review and reject any insurer providing coverage.

4.6Destruction of Permanent Facilities.  The City shall maintain property and casualty insurance for the Permanent Facilities and Leased Property. The City shall be entitled to any insurance proceeds in the event of a covered loss. The City shall use said funds to the extent allowed to retire any outstanding City issued debt instruments and/or bonds contemplated by this Lease pursuant to Section 4.01 (a) of the Indenture. Upon full payment and satisfaction of the debt instruments and/or bonds this Lease shall terminate. If there are any remaining proceedings, said proceeds shall go to City.

4.7     Maintenance and Repair.  (a) City shall have no obligation under this Lease to make or conduct any maintenance or repairs to the Leased Property. WDDF shall, at its sole cost and expense, maintain the Leased Property and any improvements and appurtenances thereto, in good and safe condition and repair consistent with good business practice and industry standard.

  (b)City shall have the right, upon reasonable prior written notice to WDDF, to annually enter the Leased Property during normal business hours for the purpose of inspection of the Leased Property for compliance with the provisions of this Lease, subject to reasonable restrictions imposed by WDDF for safety and security purposes due to the nature of WDDF’ operations. City’s exercise of its inspection right shall not unreasonably interfere with or disrupt WDDF’ operations within the Leased Property.

  (c)WDDF shall, at its sole cost and expense, keep the Leased Property clean at all times. All refuse is to be removed from the Leased Property at WDDF’ sole cost and expense and WDDF will keep such refuse in proper containers until removed.

4.8.    Condemnation. In the event of any taking by any other governmental or quasi governmental authority (including, without limitation, any community development district), of all or any material portion of the leased property, WWDF shall have the right to terminate this Lease by giving written notice thereof to the City, in which event WWDF shall be relieved of all further obligation hereunder. For the purpose of this section, the term “material portion of the lease property” shall mean the taking of any portion of the leased property, which, in the reasonable judgment of WDDF, would have a material impact upon its use and operation of the leased property. The City shall have the right to receive any condemnation award to the extent permitted by Florida law and the City shall use such proceeds to retire the debt instruments and/or bonds contemplated by this Lease pursuant to Section 4.01 (a) of the Indenture. Notwithstanding the foregoing, WDDF shall have the right to receive any business damages awards in excess of the amount necessary to retire in full the outstanding City issued debt instruments and/or bonds contemplated by this Lease.

ARTICLE 5
OWNERSHIP OF THE LEASED PROPERTY

5.1     Title to Leased Property.

  (a)        City holds and shall maintain fee simple title to the Leased Property. City acknowledges that WDDF shall own any improvements constructed on the Leased Property by WDDF.

  (b)       WDDF shall have the right to terminate this Lease at any time upon 120 days prior written notice by paying to the City the amount necessary to pre-pay 100% of the debt instruments/bonds issued to fmance the Permanent Facilities, and any other outstanding payments/fees due to the City, plus One Dollar ($1.00). At that time the City shall execute and deliver a special warranty deed conveying fee simple ownership of the Leased Property to WDDF, subject only to those title matters referenced in Exhibit “C” attached hereto and made a part of hereof, and such other matters which may be acceptable to WDDF in its sole discretion, (the “Permitted Exceptions”). In the event that at the time of conveyance of the Leased property to WDDF, there are any title matters affecting the Lease Property other than Permitted Exceptions, the City and WDDF shall cooperate in good faith to cure such title matters.

  (c)         Depreciation.  WDDF shall be entitled to depreciation on the buildings, other structures and improvements and fixtures comprising the Permanent Facilities which are now or shall subsequently be erected upon the Site, provided WDDF is not in default of any of the terms and conditions of this Lease Agreement.

  (d)        Acquisition of WDDF Campus.  Upon WDDF making full payment of the outstanding debt instruments and/or bonds issued by the City for the leased property and any other outstanding payment, fees, expenses due with respect to such instruments/bonds, WDDF shall be entitled to acquire title to the leased property. The City shall execute a Special Warranty Deed and any other related documents required to transfer title to the leased property to WDDF.

ARTICLE 6
DEFAULTS AND REMEDIES

6.1     City Events of Default.  The occurrence of the following event shall constitute a “City Default” hereunder:

  (a)         a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Lease to be observed or performed by City where such failure continues for a period of thirty (30) days after written notice thereof from WDDF to City; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for City to complete its cure, then City shall not be deemed to be in Default if City has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion.

  (b)         the material breach of any condition, term, provision, covenant, representation or warranty by the City contained in the City Grant Agreement. If such material breach is not cured after written notice from WDDF to the City, and a reasonable opportunity (which shall not be less than thirty (30)) to cure such material breach, the City shall be in default.

6.2     WDDF Events of Default.  The occurrence of any one or more of the following events shall constitute a “WDDF Default” hereunder:

  (a)         vacating, abandoning or closing WDDF Florida’s operations in Port St. Lucie or, after occupancy of the Permanent Facilities, relocating WDDF Florida’s primary operations outside of Port St. Lucie for a period longer than thirty (30) days;

  (b)         failure to continuously operate the Permanent Facilities as is consistent with the Authorized Uses, on and after occupancy of the Permanent Facilities;

  (c)         failure to pay when due;

(i)        the Basic Rent pursuant to Section 2.3 hereof;

(ii)       the security payment pursuant to Section 2.4 hereof; and

(iii)      any additional rent pursuant to Section 2.5 hereof.

  (d)       a  material   failure  to  observe  or  perform   any  of  the  terms,  covenants, conditions, obligations or provisions of this Lease or the Indenture to be observed or performed by WDDF, where such failure continues for a period of thirty (30) days after written notice thereof from City to WDDF; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for WDDF to complete its cure, then WDDF shall not be deemed to be in Default if WDDF has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion;

  (e)        the material breach of any condition, term, provision, representation or warranty by WDDF contained in the City Grant Agreement. If such material breach is not cured after written notice from City to WDDF, and a reasonable opportunity, which shall not be less than thirty (30) days) to cure such material breach, WDDF shall be in default;

  (f)        the declaration by the Governor’s Office of Tourism, Trade and Economic Development in the State of Florida (“OTTED”) of a material default by WDDF in the State Funding Agreement that results in (i) a withdrawal of funding, or (ii) the imposition of material sanctions and/or required reimbursements by OTTED;

  (g)        the making by WDDF of any general assignment or general arrangement for the benefit of creditors; the filing by or against WDDF of a petition to have WDDF adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless, in the case of any petition filed against WDDF, such petition is dismissed within sixty (60) days after WDDF receives notice of such petition); or the appointment of a trustee or receiver to take possession of all or substantially all of WDDF’s assets, where such possession is not restored to WDDF within thirty (30) days of such appointment.

6.3     Remedies for Default. Following the occurrence and continuance of a Default during the Term of this Lease, the non-defaulting party may, upon prior written notice to the defaulting party,

  (a)         terminate this Lease and the City Grant Agreement, and

  (b)        additionally,  the  non-defaulting  party  shall  have  the  right  to  have  the provisions of this Lease enforced by any court having equity jurisdiction, it being acknowledged that any such Default will cause irreparable injury to the non-defaulting party and that money damages will not provide an adequate remedy.

  (c)         the rights and remedies under this Section shall not limit the City’s ability to seek other rights provided by the this Lease and/or the City Grant Agreement, or by law or in equity, including the right of specific performance and the ability to seek relief from any automatic stay under the United States Bankruptcy Code.

6.4     Limitations on Liability. It is specifically understood and agreed that there shall be absolutely no corporate or personal liability or recourse for the amounts funded hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, director, trustee, or officer (whether past, present or future) of WDDF, any parent, subsidiary or affiliate thereof, and City shall look solely to the interest of WDDF in the Site and the Permanent Facilities for the satisfaction of each and every remedy to City in the event of any WDDF Default. Notwithstanding the foregoing, in the event of fraud or material misrepresentation, the provisions of this paragraph are void.

6.5     Waiver of Monetary Damages. Notwithstanding any provision in this Lease to the contrary, in no event shall any party or its respective officers, directors, members, partners, employees or representatives, be liable hereunder at any time for compensatory, punitive, consequential, special, or indirect loss or damage of the other party, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, and each party hereby expressly releases the other party and its officers, directors, members, partners, employees and representatives therefrom. Notwithstanding the foregoing, in the event of fraud or material misrepresentation, the provisions of this paragraph are void.

ARTICLE 7
INDEMNIFICATION

7.1    General  Indemnification.  Subject  to  Section  6.4, WDDF  shall indemnify and hold City, the Trustee, their agents, employees, officers and Council individually, a “Covered Person,” and collectively, “Covered Persons” harmless from and against any and all claims, liabilities, expenses, losses, costs, damages, fines, penalties and causes of action of every kind and character including the costs of defenses for any such claims collectively, “Damages”, incurred or suffered by a Covered Person which is due to any act or omission of WDDF or its agents, employees, contractors, invitees, licensees or subtenants to or of the Permanent Facilities collectively, “WDDF Parties” arising out of the use, operation or occupancy by the WDDF Parties of the Leased Property or any other improvements, now existing or hereinafter constructed or placed on or within the Leased Property.

7.2     Survival of Indemnification Obligations. The obligations arising under this Article VIII shall survive the expiration or termination of this Lease.

ARTICLE 8
MISCELLANEOUS  PROVISIONS

8.1     No Assignment; Binding Effect.     (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party except by the City, pursuant to the Assignment Agreement, without the prior written consent of the other Party and any attempt to do so will be void, except for assignment by WDDF to a wholly-owned subsidiary or parent company incorporated and organized by WDDF to hold the assets or equity of WDDF Florida, and (b) WDDF may assign this Agreement to any successor-in-interest to all or substantially all of the assets of WDDF; provided, however, that any such successor-in-interest must assume in writing all of the rights and obligations of WDDF under this Agreement. Any merger, consolidation or reorganization of WDDF that results in a change of control shall be deemed an assignment for purposes of this Section. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and permitted assigns.

8.2     No Third Party Beneficiary. Except with respect to the Trustee for the benefit of the holders of the Series 2010 Bonds, the terms and provisions of this Lease are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intent of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification pursuant to Article VII.

8.3     Waiver. Any term or condition of this Lease may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Lease, in any one or more instances, shall be deemed to be construed as a waiver of the same or any other term or condition of this Lease on any future occasion.

8.4     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by: (i) hand delivery; (ii) certified mail, return receipt requested postage prepaid; (iii) nationally recognized overnight commercial courier, charges prepaid; or (iv) facsimile with confirmation of transmission to each of the parties as follows:

If to City	City of Port St. Lucie 121 SW Port St. Lucie Boulevard Port St. Lucie, Florida 34984 Attention: City Manager Facsimile Number: (772) 871-5248

with a copy to:	City of Port St. Lucie 121 SW Port St. Lucie Boulevard Port St. Lucie, Florida 34984 Attention: City Attorney Facsimile Number: (772) 871-5255

If to WDDF:	Wyndcrest DD Florida, Inc. 11450 SE Dixie Highway, Suite 104 Hobe Sound, Florida 33455 Attention: Chief Operating Officer Facsimile Number: (772) 545-9065

with copies to:	Gunster, Yoakley & Stewart, P.A. 777 S. Flagler Drive, Suite 500 East West Palm Beach, FL 33401 Attention: Lewis F. Crippen, Esq. Facsimile Number: (561) 671-2451

If to Trustee:	TD Bank, National Association, as Trustee 7545 Centurion Parkway, #402 Jacksonville, FL 32256 Attention: Jane Pope Facsimile Number: 904-645-8447

8.5     Amendment. This Lease may be amended, supplemented or modified only by a written instrament duly executed by or on behalf of eaeh party.

  (a)         Amendments Not Requiring Consent of Registered Owners and Trustee. Without the consent of or notice to the Registered Owners, a Credit Facility Issuer, or the Trustee, WDDF and the City may enter into any amendment, change or modification of this Lease as may be required (i) by the provisions of this Lease or the Indenture, (ii) in connection with the issuance of Additional Bonds, as specified in the Indenture, (iii) for the purpose of curing any ambiguity, inconsistency or formal defect or omission in this Lease, (iv) in connection with an amendment or to effect any purpose for which there could be an amendment of the Indenture pursuant to Section 9.02 thereof, (v) pursuant to this Section 8.5(a) of this Lease, provided that the Lease Payments will not be modified except as permitted by Section 12.01 of the Indenture, or (vi) in connection with any other change therein which is not to the prejudice of the Trustee or the Registered Owners of the Bonds.

  (b)        Amendments Requiring Consent of Registered Owners and Credit Facility Issuer. Except for the amendments, changes or modifications contemplated in subsection (a) of this Section and Section 12.01 of the Indenture WDDF and the City shall not enter into:

(i)      any amendment, change or modification of this Lease which would change the amount or time as of which Lease Payments are required to be paid (except amendments, changes or modifications which result in a decrease in Lease Payments required to be paid as a result of refunding Outstanding Bonds), without the giving of notice as provided in this Section of the proposed amendment, change or modification and receipt of the written consent thereto of the Credit Facility Issuer and the Registered Owners of all of the then Outstanding Bonds, or

(ii)     any other amendment, change or modification of this Lease without the giving of notice as provided in this Section of the proposed amendment, change or modification and receipt of the written consent thereto of the Credit Facility Issuer and the Registered Owners of Bonds representing not less than a majority of the aggregate Principal Portion of the Bonds then Outstanding.

The consent of the Registered Owners and Credit Facility Issuers shall be obtained as provided in Sections 9.03 and 9.07, respectively, of the Indenture.

If the City and WDDF shall enter into any amendment provided in Secfion 12.01 and Section 12.02 of the Indenture and Section 8.5(a) of (b) hereof, the Trustee shall cause notice of the proposed amendment, change or modification to be provided in the manner which is required by Sections 9.03 and 9.07 of the Indenture with respect to notice of Supplemental Indenture. The notice shall set forth briefiy the nature of the proposed amendment, change or modification and shall state that copies of the instrument or document embodying it are on file at the designated corporate trust office of the Trustee for inspecfion by all Registered Owners.

8.6     Invalid Provisions. If amy provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

8.7     Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

8.8     Consent to Jurisdiction. Each of the parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the State of Florida located in St. Lucie County, Florida or the courts of the United States of America for the Southern District of Florida having subject matter jurisdiction and, by execution an delivery of this Agreement and such other documents executed in connection herewith, each party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any all appeals) of any such court with respect to such documents, (iii) irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail or any substantially similar form of mail, postage prepaid, to such party at the address set forth in Section 8.4, or at such other address of which the other party has been notified, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring suit, action or proceeding in any other jurisdiction.

8.9     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

8.10   Relationship of the Parties / No Joint Venture. The parties hereby agree that it is their intention to create only the relationship of landlord and tenant, and neither this Lease, nor any term, provision, payment or right hereunder shall in any way or for any purpose, constitute or cause the City to become or be deemed a partner of WDDF in the conduct of its business, or otherwise, or to cause City to become or be deemed a joint adventurer or a member of a joint enterprise with WDDF, nor shall this Lease, or any term or payment required herein, confer or be deemed to confer any interest upon City in the conduct of WDDF’s business.

8.11   Headings. The headings used in this Lease have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.12   Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Lease, time is of the essence.

8.13   Counterparts. This lease may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.14   Recording of Lease. Upon the execution of this Lease, it shall be recorded in the public records of St. Lucie County, Florida.

IN WITNESS WHEREOF, City has caused this Lease to be executed and delivered by [the Chair of the Council] and the seal of the City to be affixed hereto and attested to by the Clerk of the Council and WDDF has caused this Lease to be executed and delivered by its duly authorized representative as of the date first above written.

ATTEST:		CITY OF PORT ST. LUCIE,
a Florida municipal corporation

By:	/s/ Karen A. Phillips	By:	/s/ Patricia P. Christensen
Name:	Karen A. Phillips	Name:	Patricia P. Christensen
Title:	City Clerk	Title:	Mayor

APPROVED AS TO FORM AND SUFFICIENCY:

		By:	/s/ Pam E. Booker Hakim
		Name:	Pam E. Booker Hakim
		Title:	Senior Assistant City Attorney

WYNDCREST DD FLORIDA, INC., a corporation organized under the laws of the State of Florida

		By:	/s/ Jonathan Teaford
		Name:	Jonathan Teaford
		Title:	President

EXHIBIT “A”

LEGAL DESCRIPTION

LEGAL DESCRIPTION

BEING A PARCEL OF LAND LYING IN A PORTION OF LOT 1, ACCORDING TO THE PLAT OF TRADITION PLAT NO. 59, AS RECORDED IN PLAT BOOK 60, PAGE 8, PUBLIC RECORDS OF ST. LUCIE COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCE AT THE SOUTHEAST CORNER OF SAID LOT 1; THENCE ALONG THE EASTERLY LINE OF SAID LOT 1 THE FOLLOWING 4 COURSES AND DISTANCES; THENCE N08’20’33”W A DISTANCE OF 22:76 FEET; THENCE N05’33’00”W A DISTANCE OF 296.59 FEET; THENCE N06’47”54”W A DISTANCE OF 44.39 FEET TO THE POINT OF BEGINNING OF THE FOLLOWING DESCRIBED PARCEL;

THENCE S85*21’57”W A DISTANCE OF 778.41 FEET; THENCE N04*38’03”W A DISTANCE OF 340.46 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE WEST HAVING A RADIUS OF 1,092.61 FEET; THENCE NORTHERLY ALONG THE ARC OF SAID GURVE A DISTANCE OF 170.41 FEET THROUGH A CENTRAL ANGLE OF 08*56’10”; THENCE S82*05’00”W A DISTANCE OF 349.90 FEET TO THE EASTERLY LINE OF TRACT R — 39 ACCORDING TO THE PLAT OF TRADITION PLAT NO. 36, AS RECORDED IN PLAT BOOK 49, PAGE 28, AND TO AN INTERSECTION WITH A NON TANGENT CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 745.21 FEET, THE GHORD OF WHICH BEARS N18*34’10”W; THENCE NORTHERLY ALONG THE ARC OF SAID CURVE, AND ALONG SAID EASTERLY LINE OF TRACT R — 3 9 , A DISTANCE OF 61.07 FEET THROUGH A CENTRAL ANGLE OF 04*41’43” TO THE SOUTH LINE OF PARCEL 3 OF SAID TRADITION PLAT NO. 36; THENCE N82*05’00”E, ALONG SAID SOUTH LINE, A DISTANCE OF 289.39 FEET TO THE EASTERLY LINE OF SAID PARCEL 3; THENCE N07*55’00”W, ALONG SAID EASTERLY LINE, A DISTANCE OF 250.00 FEET TO THE NORTHERLY LINE OF SAID LOT 1; THENCE ALONG THE NORTHERLY AND EASTERLY LINE OF SAID LOT 1 THE FOLLOWING 9 COURSES AND DISTANCES; THENCE N79*05”50”E A DISTANCE OF 176.09 FEET; THENCE N81*30’32”E A DISTANCE OF 158.84 FEET; THENCE N7911’01”E A DISTANCE OF 39.04 FEET; THENCE N85”27”23”E A DISTANCE OF 147.21 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE SOUTHWEST HAVING A RADIUS OF 350.00 FEET; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE A DISTANCE OF 387.97 FEET THROUGH A CENTRAL ANGLE OF 63*30’39” TO THE POINT OF COMPOUND CURVATURE WITH A CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 500.00 FEET; THENCE SOUTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE 259.03 FEET THROUGH A CENTRAL ANGLE OF 29*40’59”; THENCE S01*20’59”E A DISTANCE OF 147.45 FEET; THENCE S04*31’55”E A DISTANCE OF 100.31 FEET; THENCE S06*47’54”E A DISTANCE OF 156.70 FEET TO THE POINT OF BEGINNING.

CONTAINING 15.485 ACRES, MORE OR LESS.

NOTE: THIS IS NOT A SKETCH OF SURVEY, BUT ONLY A GRAPHIC DEPICTION OF THE DESCRIPTION SHOWN HEREON. THERE HAS BEEN NO FIELD WORK,VIEWING OF THE SUBJECT PROPERTY OR MONUMENTS SET IN CONNECTION WITH THE PREPARATION OF THE INFORMATION SHOWN HEREON.

NOTE: LANDS SHOWN HEREON WERE NOT ABSTRACTED FOR RIGHT - OF - WAY AND/OR EASEMENTS OF RECORD.

/s/ Michael T. Kolodziejczyk	7-27-09
Michael T. Kolodziejczyk	Signature Date
Professional Surveyor and Mapper
Florida Certificate No. 3864	REVISION: CHANGED AREA & LEGAL DESCRIPTION GLM 7–27–09
Sheet 1 of 2

DESCRIPTION OF	File: Date:	08–242–WA05 S&d–15oc–A.dwg 7–08–2009
CULPEPPER & TERPENING, INC
CONSULTING ENGINEERS | LAND SURVEYORS
2980 SOUTH, 25th STREET
FORT PIERCE, FLORIDA 34981
PHONE 772-464-3537 FAX 772-464-9497
www.ct-eng.com
state of florida certification no. lb 4286

15 ACRE PARCEL
	Tech:	GLM

EXHIBIT B

DEBT SERVICE PAYMENTS

	Series 2010A	Series 201OB
Date	Bonds	Bonds	Total		Annual Total

09/01/2010	$321,418.04	$360,368.54	$681,786.58	*	$681,786.58
03/01/2011	466,574.58	523,115.63	989,690.21	*
09/01/2011	466,574.58	523,115.63	989,690.21	*	1,979,380.42
03/01/2012	466,574.58	523,115.63	989,690.21	*
09/01/2012	1,936,574.58	553,115.63	2,489,690.21		3,479,380.42
03/01/2013	445,862.28	522,815.63	968,677.91
09/01/2013	1,960,862.28	552,815.63	2,513,677.91		3,482,355.82
03/01/2014	417,652.98	522,478.13	940,131.11
09/01/2014	1,987,652.98	557,478.13	2,545,131.11		3,485,262.22
03/01/2015	382,665.53	521,996.88	904,662.41
09/01/2015	2,022,665.53	556,996.88	2,579,662.41		3,484,324.82
03/01/2016	343,658.13	521,471.88	865,130.01
09/01/2016	2,063,658.13	556,471.88	2,620,130.01		3,485,260.02
03/01/2017	300,030.33	520,859.38	820,889.71
09/01/2017	2,105,030.33	555,859.38	2,660,889.71		3,481,779.42
03/01/2018	251,087.75	520,203.13	771,290.88
09/01/2018	2,156,087.75	555,203.13	2,711,290.88		3,482,581.76
03/01/2019	195,461.75	519,503.13	714,964.88
09/01/2019	2,210,461.75	559,503.13	2,769,964.88		3,484,929.76
03/01/2020	135,112.50	518,678.13	653,790.63
09/01/2020	2,270,112.50	558,678.13	2,828,790.63		3,482,581.26
03/01/2021	70,101.75	517,828.13	587,929.88
09/01/2021	2,335,101.75	557,828.13	2,892,929.88		3,480,859.76
03/01/2022	-	516,978.13	516,978.13
09/01/2022	-	2,256,978.13	2,256,978.13		2,773,956.26
03/01/2023	-	480,003.13	480,003.13
09/01/2023	-	2,295,003.13	2,295,003.13		2,775,006.26
03/01/2024	-	440,300.00	440,300.00
09/01/2024	-	2,335,300.00	2,335,300.00		2,775,600.00
03/01/2025	-	397,662.50	397,662.50
09/01/2025	-	2,377,662.50	2,377,662.50		2,775,325.00
03/01/2026	-	351,875.00	351,875.00
09/01/2026	-	2,421,875.00	2,421,875.00		2,773,750.00
03/01/2027	-	300,125.00	300,125.00
09/01/2027	-	2,475,125.00	2,475,125.00		2,775,250.00
03/01/2028	-	245,750.00	245,750.00
09/01/2028	-	2,525,750.00	2,525,750.00		2,771,500.00
03/01/2029	-	188,750.00	188,750.00
09/01/2029	-	2,583,750.00	2,583,750.00		2,772,500.00
03/01/2030	-	128,875.00	128,875.00
09/01/2030	-	2,643,875.00	2,643,875.00		2,772,750.00
03/01/2031	-	66,000.00	66,000.00
09/01/2031	-	2.706,000.00	2.706.000.00		2.772,000.00
	$25,310.982.36	$39,917,137.42	$65,228,119.78		$65.228.119.78

* Capitalized Interest.

Exhibit B Cont.
LEASE PAYMENTS

Due Prior to	Annual Payment

09/01/12	$2,489,690.24
09/01/13	3,482,355.82
09/01/14	3,485,262.22
09/01/15	3,484,324.82
09/01/16	3,485,260.02
09/01/17	3,481,779.42
09/01/18	3,482,581.76
09/01/19	3,484,929.76
09/01/20	3,482,581.26
09/01/21	3,480,859.76
09/01/22	3,773,956.26
09/01/23	3,775,006.26
09/01/24	2,775,600.00
09/01/25	2,775,325.00
09/01/26	2,773,750.00
09/01/27	2,775,250.00
09/01/28	2,771,500.00
09/01/29	2,772,500.00
09/01/30	2,772,750.00
09/01/31	2,772,000.00
$63,577,262.60

2